Exhibit 99.1

Synacor Announces Preliminary Fourth Quarter 2020 Results

Exceeds guidance for revenue, GAAP earnings and Adjusted EBITDA

BUFFALO, N.Y., February 11, 2021 – Synacor, Inc. (Nasdaq: SYNC), a leading provider of cloud-based Collaboration and Identity Management software and services serving global enterprises, video, internet and communications providers, and governments, today announced preliminary selected results for the fourth quarter of 2020. Management expects revenue, GAAP earnings and Adjusted EBITDA for the fourth quarter of 2020 to exceed the previously announced guidance. Based on preliminary and unaudited fourth quarter 2020 results, the Company anticipates reporting:

•	Revenue of approximately $24.0 million, exceeding the previously announced guidance of $20.0 million to $22.0 million;

•	GAAP net income of approximately $0.0 million, exceeding the previously announced guidance of GAAP net loss of $0.5 million to $1.1 million; and

•	Adjusted EBITDA of approximately $3.5 million, exceeding the previously announced guidance of $2.5 million to $3.1 million.

Himesh Bhise, Chief Executive Officer of Synacor, commented, “I am proud of our team that delivered strong fourth quarter results exceeding our previously issued guidance. This is continued evidence of our successful transformation into a world-class Enterprise SaaS company. Our performance was driven by continued double digit growth in Zimbra Enterprise SaaS plus Cloud ID SaaS revenue, and benefited from a pronounced recovery in our publisher advertising business.”

These unaudited preliminary financial results and the non-GAAP reconciliation table represent the most current information available to Synacor and are based on calculations or figures prepared internally by management, which have not been reviewed or audited by Synacor’s independent registered public accounting firm. Synacor’s actual results may differ from these unaudited preliminary financial results due to the completion of its financial closing procedures and its independent registered public accounting firm’s audit procedures.

About Synacor

Synacor (Nasdaq: SYNC) is a cloud-based software and services company serving global video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, and cloud-based identity management. For more information please visit www.synacor.com

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s preliminary selected unaudited financial results for our quarter ended December 31, 2020, which are subject to finalization and contingencies associated with the Company’s financial and accounting procedures. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements the Company makes.

The risks and uncertainties referred to above include – but are not limited to – risks associated with: the impact of the COVID-19 pandemic on our business, execution of our plans and strategies; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding the Company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims or other legal claims against Synacor; and the price volatility of our common stock.

Further information on these and other factors that could affect the Company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Company’s most recent Form 10-K filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the Company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of February 11, 2021, and except as required by applicable law, Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Rob Fink

FNK IR

rob@fnkir.com

(646) 809-4048

Synacor, Inc.

Q4 2020 Preliminary Results and Prior Q4 2020 Guidance Reconciliation

(In millions)

(Unaudited)

	Q4 2020 Preliminary Results	Prior Q4 2020 Guidance
Net Income (Loss)	$0.0	$(0.5) - $(1.1)
Taxes, Interest & Other Income/Expense	0.3	0.4
Depreciation & Amortization	2.2	2.2
Stock-based Compensation	0.4	0.4
Restructuring	0.3	0.2
Certain Legal and Professional Fees*	0.2	0.4
Asset Impairment**	0.1	—

Adjusted EBITDA	$3.5	$2.5 - $3.1

*	“Certain legal and professional fees” includes legal fees and other related expenses outside the ordinary course of business, as well as fees and expenses related to merger and acquisition activities.
**	“Asset Impairment” includes impairment charges related to property, plant and equipment, capitalized software and leased assets.

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